Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated April 29, 2021, incorporated by reference in the Annual Report on Form 20-F of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. for the year ended December 31, 2021, with respect to the consolidated financial statements of Controladora Vuela Compañía de Aviación, S.A.B. de C.V., and the effectiveness of internal control over financial reporting of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. incorporated by reference in this Form 20-F.

/s/ Mancera, S.C.

A member practice of

Ernst & Young Global Limited

Mexico City, Mexico

April 26, 2022